Exhibit 4.18

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Assured Guaranty Ltd. ("Assured Guaranty", “AGL” or the "Company") has five classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (a) common shares issued by the Company, and (b) the Company’s guarantee of notes issued by its subsidiaries Assured Guaranty US Holdings Inc. and Assured Guaranty Municipal Holdings Inc.:

•	Common Shares, $0.01 par value per share ("common shares" or “share capital”);

•	Assured Guaranty US Holdings Inc. 5.000% $500,000,000 Senior Notes due 2024;

•	Assured Guaranty Municipal Holdings Inc. 6-7/8% $100,000,000 Quarterly Interest Bonds due 2101;

•	Assured Guaranty Municipal Holdings Inc. 6.25% $230,000,000 Quarterly Interest Bonds due 2102; and

•	Assured Guaranty Municipal Holdings Inc. 5.60% $100,000,000 Quarterly Interest Bonds due 2103.
Each of the Company's securities registered under Section 12 of the Exchange Act are listed on The New York Stock Exchange.
Description of Share Capital
The following summary is a summary of the material terms of the share capital of AGL. Because it is only a summary, it may not contain all of the information that may be important to you, and should be read in conjunction with AGL's memorandum of association, its Bye-Laws and applicable Bermuda law.
AGL's authorized share capital of $5,000,000 is divided into 500,000,000 shares, par value U.S. $0.01 per share. All of the issued common shares are fully paid and non-assessable. Except as described below, AGL's common shares have no pre-emptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of AGL's common shares are entitled to share equally, in proportion to the number of common shares held by such holder, in AGL's assets, if any remain after the payment of all AGL's debts and liabilities and the liquidation preference of any outstanding preferred shares. Under certain circumstances, AGL has the right to purchase all or a portion of the shares held by a shareholder. See "—Acquisition of Common Shares by AGL" below.
Voting Rights and Adjustments
In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote with respect to their fully paid shares at all meetings of shareholders. However, if, and so long as, the common shares (and other of AGL's shares) of a shareholder are treated as "controlled shares" (as determined pursuant to section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) of any U.S. Person and such controlled shares constitute 9.5% or more of the votes conferred by AGL's issued and outstanding shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5% of the voting power of all issued and outstanding shares, under a formula specified in AGL's Bye-laws. The formula is applied repeatedly until there is no U.S. Person whose controlled shares constitute 9.5% or more of the voting power of all issued and outstanding shares and who generally would be required to recognize income with respect to AGL under the Code if AGL were a CFC as defined in the Code and if the ownership threshold under the Code were 9.5% (as defined in AGL's Bye-Laws as a 9.5% U.S. Shareholder). In addition, AGL's board of directors (“Board”) may determine that shares held carry different voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid adverse tax, legal or regulatory consequences to AGL or any of its subsidiaries or any direct or indirect holder of shares or its affiliates. "Controlled shares" includes, among other things, all shares of AGL that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). Further, these provisions do not apply in the event one shareholder owns greater than 75% of the voting power of all issued and outstanding shares.
Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. AGL's Bye-laws provide that it will use its best efforts to notify shareholders of their voting interests prior to any vote to be taken by them.
AGL's Board is authorized to require any shareholder to provide information for purposes of determining whether any holder's voting rights are to be adjusted, which may be information on beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts AGL's Board may deem relevant. If any holder fails to respond to this request or submits incomplete or inaccurate information, AGL's Board may eliminate the shareholder's voting rights. All information provided by the shareholder will be treated by AGL as confidential information and shall be used by AGL solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists and applying the adjustments to voting power (except as otherwise required by applicable law or regulation).
Restrictions on Transfer of Common Shares
Each transfer must comply with current Bermuda Monetary Authority permission or have specific permission from the Bermuda Monetary Authority. AGL's Board may decline to register a transfer of any common shares under certain circumstances, including if they have reason to believe that any adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of its shareholders or indirect holders of shares or its Affiliates may occur as a result of such transfer (other than such as AGL's Board considers de minimis). Transfers must be by instrument unless otherwise permitted by the Companies Act 1981 of Bermuda.
The restrictions on transfer and voting restrictions described herein may have the effect of delaying, deferring or preventing a change in control of Assured Guaranty.
Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of AGL’s common shares would indirectly control the same percentage of the stock of AGL’s U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant’s Board of Directors and executive officers, the acquirer’s plans for the management of the applicant’s Board of Directors and executive officers, the acquirer’s plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.
The Financial Services and Markets Act 2000 (“FSMA”) regulates the acquisition of “control” of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired “control” for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire “control” of a UK authorized insurance company must give prior notification to the Prudential Regulation Authority (“PRA”) of its intention to do so. The PRA (in consultation with the Financial Conduct Authority) then has 60 working days to consider that person’s application to acquire “control" (with a limited ability to stop the clock for further information). In considering whether to approve such application, the PRA will consider: the reputation of the proposed controller; the reputation knowledge, skills and experience of any person who will direct the business of the UK authorized insurance company as a result of the proposed acquisition; the financial soundness of the proposed controller, in particular in relation to the type of business that the UK authorized insurance company pursues or envisages pursuing;  the impact of a proposed change in control on the UK authorized insurance company's ability to comply and continue to comply with prudential requirements; whether the resulting group has a structure which makes it possible to exercise effective supervision, exchange information among regulators and determine the allocation of responsibility among regulators; and the risk of money laundering or terrorist financing.  Failure to make the relevant prior application is an offence and could result in action being taken by the PRA.
Acquisition of Common Shares by AGL
Under AGL's Bye-Laws and subject to Bermuda law, if AGL's Board determines that any ownership of AGL's shares may result in adverse tax, legal or regulatory consequences to AGL, any of AGL's subsidiaries or any of AGL's shareholders or indirect holders of shares or its Affiliates (other than such as AGL's Board considers de minimis), AGL has the option, but not the obligation, to require such shareholder to sell to AGL or to a third party to whom AGL assigns the repurchase right the minimum number of common shares necessary to avoid or cure any such adverse consequences at a price determined in the discretion of the Board to represent the shares' fair market value (as defined in AGL's Bye-Laws).
Issuance of Shares
Subject to AGL’s Bye-Laws and Bermuda law, AGL’s board of directors has the power to issue any of its unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.
Taxation of Shareholders - Bermuda Taxation
Currently, there is no Bermuda capital gains tax, or withholding or other tax payable on principal, interest or dividends paid to the holders of the AGL common shares.
Other Provisions of AGL's Bye-Laws

In addition to the provisions of the Bye-Laws described above under ‘‘—Voting Rights and Adjustments,’’ the following provisions are a summary of some of the other important provisions of AGL’s Bye-Laws.
AGL's Board and Corporate Action
AGL's Bye-Laws provide that AGL's Board shall consist of not less than three and not more than 21 directors, the exact number as determined by the Board. AGL's Board consists of ten persons who are elected for annual terms. Directors are elected annually for one year terms. Shareholders may only remove a director for cause (as defined in AGL's Bye-Laws) at a general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before the meeting. Vacancies on the Board can be filled by the Board if the vacancy occurs in those events set out in AGL's Bye-Laws as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the Board.
Generally under AGL's Bye-Laws, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the Board, including one relating to a merger, acquisition or business combination. Corporate action may also be taken by a unanimous written resolution of the Board without a meeting. A quorum shall be at least one-half of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.
Shareholder Action
At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the issued and outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws.
The Bye-Laws contain advance notice requirements for shareholder proposals and nominations for directors, including when proposals and nominations must be received and the information to be included.
Amendment
The Bye-Laws may be amended only by a resolution adopted by the Board and by resolution of the shareholders.
Voting of Non-U.S. Subsidiary Shares
If AGL is required or entitled to vote at a general meeting of any of AG Re, Assured Guaranty Finance Overseas Ltd. or any other directly held AGL non-U.S. subsidiary, AGL’s board of directors shall refer the subject matter of the vote to AGL’s shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the non-U.S. subsidiary. AGL’s board of directors in its discretion shall require that substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of any direct or indirect non-U.S. subsidiaries, other than any non-U.S. subsidiary that is a direct or indirect subsidiary of a U.S. person.
Anti-Takeover Provisions in AGL’s Bye-Laws

AGL’s Bye-Laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of AGL’s common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of AGL’s common shares if they are viewed as discouraging takeover attempts in the future. For example, AGL’s Bye-Laws contain the following provisions that could have such an effect:

•	shareholders have limited ability to remove directors;

•
if the controlled shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of AGL, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%;

•
AGL’s board of directors may decline to approve or register the transfer of any common shares on AGL’s share register if it appears to the board of directors, after taking into account the limitations on voting rights contained in AGL’s Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any shareholder, would result from such transfer (other than such as AGL’s board of directors considers to be de minimis); and

•
subject to any applicable requirements of or commitments to the New York Stock Exchange, AGL’s directors may decline to record the transfer of any common shares on AGL’s share register unless the board of directors obtains: (i) a written opinion from counsel supporting the legality of the transaction under U.S. securities laws and (ii) approval from appropriate governmental authority if such approval is required.

Dividends
Holders of AGL’s common shares are entitled to receive such dividends as lawfully may be declared from time to time by AGL’s Board.
Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company’s assets would be less, as a result of the payment, than liabilities. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances; for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, AGL’s ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints.
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF THE ASSURED GUARANTY US HOLDINGS DEBT SECURITIES AND AGL GUARANTEE
Assured Guaranty US Holdings Inc. 5.000% $500,000,000 Senior Notes due 2024
On June 20, 2014, the Company’s subsidiary Assured Guaranty US Holdings Inc. (“AGUS”) issued $500,000,000 5.000% Senior Notes due 2024, guaranteed by the Company (the “AGUS Notes”). The AGUS

Notes bear interest at the rate of 5.000% per year. Interest on the AGUS Notes is payable on January 1 and July 1 of each year, beginning January 1, 2015. The AGUS Notes will mature on July 1, 2024.
The following description of the AGUS Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the Indenture, dated as of May 1, 2004 (the “AGUS Indenture”) among AGUS, as issuer, AGL, as guarantor, and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. You should refer to the AGUS Indenture and the AGUS Notes for complete information regarding the terms and provisions of the AGUS Indenture, the AGUS Notes and the AGL guarantee. The AGUS Indenture is available at:
http://www.sec.gov/Archives/edgar/data/1273813/000110465904015806/a04-5810_2ex4d1.htm
General
The AGUS Notes are issued as a series of debt securities under the AGUS Indenture. The AGUS Indenture does not limit the amount of notes, debentures or other evidences of indebtedness that AGUS may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. AGUS may from time to time, without giving notice to or seeking the consent of the holders of the AGUS Notes, issue debt securities with the same terms as the AGUS Notes (except for the issue date and, in some cases, the public offering price, the first interest accrual date and the first interest payment date) and ranking equally and ratably with the AGUS Notes. Any additional debt securities having such similar terms, together with the AGUS Notes, will constitute a single series of securities under the AGUS Indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an ‘‘event of default’’ has occurred and is continuing with respect to the AGUS Notes. See “Event of Default” below.
Because AGUS is a holding company, its rights and the rights of its creditors, including holders of the AGUS Notes, to participate in any distribution of assets of any subsidiary upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that AGUS is a creditor of the subsidiary. The rights of creditors of AGUS, including holders of the AGUS Notes, to participate in the distribution of stock owned by AGUS in its subsidiaries, including AGUS’ insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over the subsidiaries.
AGL fully and unconditionally guarantees all payments on the AGUS Notes as described below under “AGL Guarantee”.
Ranking
The AGUS Notes are senior unsecured obligations of AGUS and will rank equally in right of payment with all of AGUS’s other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee will be a senior unsecured obligation of AGL and will rank equally in right of payment with all of AGL’s other unsecured and unsubordinated indebtedness from time to time outstanding.
The AGUS Notes and the guarantee will be effectively subordinated to any secured indebtedness of AGUS or AGL, as the case may be, to the extent of the value of the assets securing such indebtedness. The AGUS Indenture does not limit the amount of debt that AGUS, AGL or their respective subsidiaries can incur. However, the AGUS Indenture does restrict the ability of AGUS, AGL and their respective subsidiaries to incur secured debt.

In addition, both AGUS and AGL conduct their operations through subsidiaries, which generate a substantial portion of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of AGUS and AGL are a major source of funds necessary for AGUS and AGL to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of AGUS or AGL to obtain cash required to pay AGUS’s debt service obligations, including payments on the AGUS Notes, or AGL’s payment obligations under the guarantee. The AGUS Notes are structurally subordinated to all obligations of AGUS’s subsidiaries, including claims with respect to trade payables. The guarantee is structurally subordinated to all obligations of AGL’s subsidiaries, including claims with respect to trade payables. This means that holders of the AGUS Notes will have a junior position to the claims of creditors of AGUS’s subsidiaries on their assets and earnings, and holders of the guarantee will have a junior position to the claims of creditors of AGL’s subsidiaries on their assets and earnings.
Payments of Additional Amounts
AGUS will make all payments on AGUS Notes without withholding of any present or future taxes or governmental charges of Bermuda or the United Kingdom (a ‘‘taxing jurisdiction’’), unless it is required to do so by applicable law or regulation. If under the laws or regulations of a taxing jurisdiction AGUS is required to withhold amounts, it will, subject to the limitations described below under ‘‘Description of Assured Guaranty US Holdings Debt Securities and AGL Guarantee—Payments of Additional Amounts,’’ pay to the holder additional amounts so that every net payment made to the holder, after the withholding, will be the same amount provided for in the AGUS Notes and the AGUS Indenture. See also ‘‘—Redemption for Changes in Withholding Taxes’’ below.
Notwithstanding the above, in the event that any tax is imposed on payments on the AGUS Notes under sections 1471 through 1474 of the Internal Revenue Code, any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code (‘‘IRC Chapter 4’’), no ‘‘gross up’’ payments or additional amounts will be paid to the holders. Further, the holders of AGUS Notes agree to provide, promptly upon request, to AGUS and its agents (or other persons responsible for withholding of taxes, including but not limited to withholding of tax under IRC Chapter 4 or delivery of information under IRC Chapter 4) information and/or properly completed and signed tax certifications sufficient to eliminate the imposition of or to determine the amount of any withholding of tax, including withholding of tax under IRC Chapter 4, or to enable AGUS or its agents to satisfy reporting and other obligations.
Redemption for Changes in Withholding Taxes
AGUS will be entitled to redeem all, but not less than all, of the AGUS Notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that AGUS or AGL has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any additional amounts as a result of:

•
a change in or an amendment to the laws (including any regulations promulgated thereunder) of a taxing jurisdiction, which change or amendment is announced after the date of the Prospectus Supplement dated June 17, 2014 (pursuant to which the AGUS Notes were offered); or

•
any change in or amendment to any official position regarding the application or interpretation of the laws or regulations of a taxing jurisdiction, which change or amendment is announced after the date of the Prospectus Supplement dated June 17, 2014 (pursuant to which the AGUS Notes were offered), and, in each case, AGUS or AGL, as applicable, cannot avoid such obligation by taking reasonable measures available to it.
Before AGUS publishes or mails any notice of redemption of the Notes as described above, it will deliver to the trustee an officers’ certificate to the effect that it cannot avoid its obligation to pay additional amounts by taking reasonable measures available to it and an opinion of independent legal counsel of recognized standing stating that AGUS or AGL, as applicable, would be obligated to pay additional amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.
Optional Redemption
AGUS may redeem all of the AGUS Notes at any time or some of the AGUS Notes from time to time, at its option, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the AGUS Notes to be redeemed; and

(2)
the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the AGUS Notes discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 40 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
‘‘Treasury Rate’’ means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H. 15(519)’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption ‘‘Treasury Constant Maturities,’’ for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed.

‘‘Comparable Treasury Price’’ means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
‘‘Independent Investment Banker’’ means either Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC, or their respective successors, as may be appointed from time to time by AGUS or, if neither such firm is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by AGUS.
‘‘Reference Treasury Dealer’’ means each of (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors, (2) a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC, and its successors and (3) two other Primary Treasury Dealers selected by AGUS; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a ‘‘Primary Treasury Dealer’’), AGUS will substitute another Primary Treasury Dealer.
‘‘Reference Treasury Dealer Quotations’’ means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
Holders of AGUS Notes to be redeemed will be sent a redemption notice at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the AGUS Notes are to be redeemed and the AGUS Notes are global notes held by DTC or its nominee, the particular AGUS Notes or portions thereof selected for redemption from the outstanding AGUS Notes not previously redeemed shall be selected by DTC in accordance with its standard procedures. If the AGUS Notes are not then global notes held by DTC or its nominee, the trustee will select, not more than 60 days and not less than 30 days before the redemption date, the particular AGUS Notes or portions of the AGUS Notes for redemption from the outstanding AGUS Notes not previously called by such method as the trustee deems appropriate. Unless AGUS defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the AGUS Notes or portions of the AGUS Notes called for redemption.

Limitation on Liens on Stock of Designated Subsidiaries
Under the AGUS Indenture, each of AGUS and AGL has covenanted that, so long as any AGUS Notes are outstanding, it will not, nor will it permit any subsidiary to, create, incur, assume, guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary, unless AGUS and AGL concurrently provide that the AGUS Notes and, if AGUS and AGL elect, any other indebtedness of AGUS that is not subordinate to the AGUS Notes and with respect to which the governing instruments require, or pursuant to which AGUS is otherwise obligated, to provide such security, will be secured equally with the indebtedness for at least the time period the other indebtedness is so secured.
The term “designated subsidiary” means any present or future consolidated subsidiary of AGL, the consolidated net worth of which constitutes at least 5% of the Company’s consolidated net worth.

For purposes of the AGUS Indenture, the term “indebtedness” means, with respect to any person:

•	the principal of and any premium and interest on:

•	indebtedness for money borrowed; and

•	indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

•	all capitalized lease obligations;

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all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

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all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations, other than obligations of the type referred to above, entered into in the ordinary course of business to the extent these letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit;

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all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;

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all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.
Limitations on Disposition of Stock of Designated Subsidiaries
The AGUS Indenture also provides that, so long as any AGUS Notes are outstanding and except in a transaction otherwise governed by the AGUS Indenture, neither AGUS nor AGL will issue, sell, assign, transfer or otherwise dispose of any shares of securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, AGUS will not permit any designated subsidiary to issue, other than to AGUS or AGL, these types of securities, warrants, rights or options, other than director’s qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, AGL would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.
However, AGUS may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least a fair market value as determined by AGUS’ board or if required by law or regulation. AGUS or AGL, as the case may be, may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary of AGL, the shares of capital stock of which AGL owns at least 80% or, subject to the provisions described under “—Consolidation, Amalgamation, Merger and Sale of Assets” below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by AGUS’ or AGL’s board.
Consolidation, Amalgamation, Merger and Sale of Assets

The AGUS Indenture provides that AGUS and AGL may not:

•	consolidate or amalgamate with or merge into any person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person; or

•
permit any person to consolidate or amalgamate with or merge into AGUS or AGL, respectively, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to AGUS or AGL, respectively;

unless:

•	in the case of AGUS, the person is a corporation organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia;

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in the case of AGL, the person is a corporation organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, Bermuda or any other country that, on the date of the indenture, was a member of the Organization for Economic Cooperation and Development;

•
the surviving entity expressly assumes the payment of all amounts on all of the AGUS or AGL debt securities and the performance of AGUS’ or AGL’s obligations under the AGUS Indenture and the AGUS Notes or AGL indenture and AGL debt securities;

•
the surviving entity provides for conversion or exchange rights in accordance with the provisions of the AGL debt securities of any series that are convertible or exchangeable into common shares or other securities; and

•
immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of AGUS or AGL or a subsidiary as a result of the transaction as having been incurred by AGUS or AGL or the subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing.

Events of Default
Each of the following events will constitute an event of default under the AGUS Indenture, whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•
default in the payment of any interest on, or any additional amounts payable with respect to, any AGUS Notes when the interest or additional amounts become due and payable, and continuance of this default for a period of 30 days;

•
default in the payment of the principal of or any premium on, or any additional amounts payable with respect to, any AGUS Notes when the principal, premium or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

•
default in the performance, or breach, of any covenant or warranty of AGUS or AGL for the benefit of the holders of the AGUS Notes, and the continuance of this default or breach for a period of 60 days after AGUS has received written notice from the holders;

•
if any event of default under a mortgage, indenture or instrument under which AGL or AGUS may issue, or by which AGL or AGUS may secure or evidence, any indebtedness, including an event of default under any other series of AGUS debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after AGUS has received written notice;

•
AGUS or AGL shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; and

•	events in bankruptcy, insolvency or reorganization of AGUS or AGL.
If an event of default with respect to the AGUS debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding AGUS debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the AGUS debt securities, of all outstanding AGUS debt securities of the series to be immediately due and payable by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the AGUS debt securities of the series may rescind and annul the declaration of acceleration. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the AGUS debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder.
Notwithstanding the foregoing, at the election of AGL or AGUS, the sole remedy for the failure by AGL or AGUS to comply with the covenant in the indenture requiring AGL or AGUS to file with the trustee copies of the reports and other information it files with the SEC (“AGL/AGUS’ SEC filing obligations”) and for any failure by AGL or AGUS to comply with the requirements of Section 314(a)(1) of the TIA, which similarly requires AGL or AGUS to file with the trustee copies of the reports and other information it files with the SEC, shall, for the first 270 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the debt securities of such series at an annual rate equal to 0.25% of the principal amount of the debt securities. This additional interest will accrue on the debt securities from and including the date on which a failure to comply with AGL/AGUS’ SEC filing obligations or the failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which such failure shall have been cured or waived). On such 270th day (or earlier, if such failure is cured or waived prior to such 270th day), such additional interest will cease to accrue and, if such failure has not been cured or waived prior to such 270th day, then either the trustee or the holders of not less than 25% in the aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, prior to such 270th day, any such failure shall not be an event of default. This provision shall not affect the rights of holders in the event of the occurrence of any other event of default.

The AGUS Indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default the trustee must transmit, notice of the default to each holder of the AGUS Notes unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any AGUS Notes, the trustee may withhold this notice if and so long as the board of directors, executive committee or trust committee of directors and/or responsible officers of the trustee determine in good faith that the withholding of the notice is in the best interest of the holders.
If an event of default occurs and is continuing with respect to the AGUS Notes of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of AGUS Notes by all appropriate judicial proceedings. The AGUS Indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the AGUS Indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding AGUS Notes of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the AGUS Notes of the series.
Modification and Waiver
AGUS, AGL and the trustee may modify or amend the AGUS Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding AGUS debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:

•	change the stated maturity of the principal of, or any premium or installment of interest on or any additional amounts with respect to any AGUS Notes;

•
reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any AGUS Notes;

•	change the obligation of AGUS or AGL to pay additional amounts with respect to any AGUS Notes;

•
reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy;

•	change the redemption provisions of any AGUS Notes or adversely affect the right of repayment at the option of any holder of any AGUS Notes;

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any AGUS Notes is payable;

•
impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any AGUS Notes, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

•	reduce the percentage in principal amount of the outstanding AGUS Notes, the consent of whose holders is required in order to take specific actions;

•	reduce the requirements for quorum or voting by holders of AGUS Notes;

•
modify or effect in any manner adverse to the holders of the AGUS Notes the terms and conditions of the obligations of AGL in respect of the due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements or additional amounts with respect to, the AGUS Notes;

•
modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of AGUS Notes, except to increase any percentage vote required or to provide that other provisions of the AGUS Indenture cannot be modified or waived without the consent of the holder of each AGUS debt security affected by the modification or waiver;

•	make any change that adversely affects the right to convert or exchange any AGUS Notes into or for other securities of AGUS, AGL or other securities, cash or property in accordance with its terms; or

•	modify any of the above provisions.
AGUS, AGL and the trustee may modify or amend the AGUS Indenture and the AGUS Notes without the consent of any holder in order to, among other things:

•	provide for a successor to AGUS or AGL pursuant to a consolidation, amalgamation, merger or sale of assets;

•	add to the covenants of AGUS or AGL for the benefit of the holders of all or any series of AGUS Notes or to surrender any right or power conferred upon AGUS or AGL by the applicable AGUS Indenture;

•	provide for a successor trustee with respect to the AGUS Notes of all or any series;

•
cure any ambiguity or correct or supplement any provision in either AGUS Indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the AGUS Indenture which will not adversely affect the interests of the holders of AGUS Notes of any series;

•	change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the AGUS Notes under the AGUS Indenture;

•	add any additional events of default with respect to all or any series of AGUS Notes;

•	secure the AGUS Notes;

•	provide for conversion or exchange rights of the holders of any series of AGUS Notes; or

•	make any other change that does not materially adversely affect the interests of the holders of any AGUS Notes then outstanding under the AGUS Indenture.
The holders of at least a majority in principal amount of the outstanding AGUS Notes of any series may, on behalf of the holders of all AGUS Notes of that series, waive compliance by AGUS and AGL with specified covenants of the AGUS Indenture. The holders of not less than a majority in principal amount of the outstanding AGUS Notes on behalf of the holders of all AGUS Notes of that series may waive any past default and its consequences with respect to the AGUS Notes of that series, except a default:

•	in the payment of principal, any premium or interest on or any additional amounts with respect to the AGUS Notes of the series; or

•	in respect of a covenant or provision of the AGUS Indenture that cannot be modified or amended without the consent of the holder of each outstanding AGUS Notes of any series affected.
Under the AGUS Indenture, each of AGUS and AGL must annually furnish the trustee a statement regarding its performance of specified obligations and any default in its performance under the AGUS Indenture. Each of AGUS and AGL is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform or breach of any covenant or warranty contained in the AGUS Indenture or the AGUS Notes of any series.
Discharge, Defeasance and Covenant Defeasance
AGUS or AGL may discharge their payment obligations on the AGUS Notes, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the AGUS Indenture, except for certain ministerial obligations, like registering transfers or exchanges of the AGUS Notes, which we refer to as covenant defeasance.
Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by AGUS with the trustee, in trust, of a cash amount or government obligations, or both, which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on and any additional amounts with respect to, the AGUS Notes on the scheduled due dates.
AGUS or AGL may only do this if, among other things:

•
the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the AGUS Indenture or any other material agreement or instrument to which AGUS or AGL is a party or by which either of them is bound;

•
no event of default or event which with notice or lapse of time or both would become an event of default with respect to the AGUS Notes to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

•
AGUS or AGL has delivered to the trustee an opinion of counsel to the effect that holders of the AGUS Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the IRS received by AGUS or AGL, a Revenue Ruling published by the IRS, or a change in applicable U.S. federal income tax law occurring after the date of the AGUS Indenture.

AGL Guarantee
AGL fully and unconditionally guarantees all payments on the AGUS Notes. AGL’s guarantee of the AGUS Notes is an unsecured obligation of AGL and ranks equally with all of AGL’s other unsecured and unsubordinated indebtedness.
Since AGL is a holding company, its rights and the rights of its creditors, including holders of the AGUS Notes who would be a creditor of AGL by virtue of AGL’s guarantee, and shareholders to participate in any distribution of the assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary’s creditors, except to the extent that AGL may be a creditor of the subsidiary. The right of AGL’s creditors, holders of the AGUS Notes, to participate in the distribution of the stock owned by AGL in some of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.
Sinking Fund
The AGUS Notes do not have the benefit of any sinking fund.
The Trustee
The Bank of New York Mellon (formerly known as The Bank of New York), is the trustee under the AGUS Indenture. The trustee and its affiliates also perform commercial banking services for the Company and its affiliates for which they receive customary fees.
New York Law to Govern
The AGUS Indenture, the AGUS Notes and the AGL guarantee are governed by, and construed in accordance with, the laws of the state of New York.
DESCRIPTION OF THE ASSURED GUARANTY MUNICIPAL HOLDINGS DEBT SECURITIES
AND AGL GUARANTEE
Assured Guaranty Municipal Holdings Inc. $100,000,000 6 7/8% Quarterly Interest Bonds Due December 15, 2101 (the “AGMH 2101 Bonds”)
Assured Guaranty Municipal Holdings Inc. $230,000,000 6.25% Notes due November 1, 2102 (the "AGMH 2102 Notes")
Assured Guaranty Municipal Holdings Inc. $100,000,000 5.60% Notes due July 15, 2103 (the "AGMH 2103 Notes")
The following description of the AGMH 2101 Bonds, AGMH 2012 Notes and AGMH 2103 Notes (collectively, the “AGMH Debt Securities”) is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the Amended and Restated Indenture, dated as of February 24, 1999 (the “AGMH Indenture”), between AGMH and First Union National Bank, as trustee, as supplemented by the Supplemental Indenture, dated as of August 26, 2009 (the “Supplemental Indenture” and, together with the AGMH Indenture, the “Indenture”), among AGMH, as issuer, the Company, as guarantor, and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as successor by merger to First Union National Bank, as trustee. You should refer to the Indenture and the

AGMH Debt Securities for complete information regarding the terms and provisions of the Indenture, the AGMH Debt Securities, and the AGL guarantee. The summary below does not restate the AGMH Indenture or the Supplemental Indenture in their entirety. We urge you to read the AGMH Indenture and Supplemental Indenture because they, and not this description, define the rights of holders of the AGMH Debt Securities. The AGMH Indenture is available at:
http://www.sec.gov/Archives/edgar/data/913357/0001005477-99-001099.txt and the Supplemental Indenture is available at:
http://www.sec.gov/Archives/edgar/data/1273813/000110465909052888/a09-25104_1ex99d1.htm
The AGMH Debt Securities
The AGMH Debt Securities were issued pursuant to the AGMH Indenture. The AGMH Indenture and the AGMH Debt Securities will be, governed by, and construed in accordance with, the laws of State of New York.
The AGMH 2101 Bonds
On December 19, 2001, the Company’s indirect subsidiary AGMH issued $100,000,000 6 7/8% Quarterly Interest Bonds Due December 15, 2101. The AGMH 2101 Bonds will mature on December 15, 2101, and bear interest at the rate of 6 7/8% per annum, payable quarterly on March 15, June 15, September 15 and December 15, of each year, commencing on March 15, 2002.
Optional Redemption of the AGMH 2101 Bonds
AGMH may, at its option, redeem the AGMH 2101 Bonds without premium or penalty, as a whole, or from time to time in part, on any date on or after December 19, 2006 and prior to maturity, upon mailing a notice of such redemption not less than 20 nor more than 60 days prior to the date fixed for redemption to the holders of the AGMH 2101 Bonds at their last registered addresses, at 100% of the principal amount thereof.
Redemption for Tax Reasons
If, on or after December 19, 2001, a change in the U.S. tax laws results in a substantial likelihood that the Internal Revenue Service (“IRS”) would take the position that AGMH will not be able to deduct the full amount of interest accrued on the AGMH 2101 Bonds for U.S. federal income tax purposes, AGMH may, at its option, redeem the AGMH 2101 Bonds in whole but not in part, at any time, without premium or penalty at a redemption price of 100% of their principal amount, plus accrued and unpaid interest up to but not including the redemption date.
A change in the U.S. tax laws includes any actual or proposed change in or amendment to the laws of the U.S. or regulations or rulings promulgated under those laws; any change in the way those laws, rulings or regulations are interpreted, applied or enforced; any action taken by a taxing authority; any court decision, whether or not in a proceeding involving the Issuer; or any technical advice memorandum, letter ruling or administrative pronouncement issued by the U.S. Internal Revenue Service.
Option to Accelerate Maturity Date
If interest on the AGMH 2101 Bonds is not, or within 90 days of an opinion of counsel will not be, deductible in whole or in part by the Issuer for U.S. federal income tax purposes, AGMH will have the right to accelerate the stated maturity of the AGMH 2101 Bonds to the minimum extent required so that interest on the AGMH 2101 Bonds will be deductible for U.S. federal income tax purposes. In no event may the resulting maturity of the AGMH Bonds be less than 15 years from the date of the original issuance, however.
AGMH may only accelerate the stated maturity if AGMH has received an opinion of nationally recognized independent counsel experienced in such matters to the effect that after the acceleration, interest paid on the AGMH 2101 Bonds will be deductible for U.S. federal income tax purposes and the holders of AGMH 2101 Bonds will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the acceleration.
The AGMH 2102 Notes
On November 26, 2002, the Company’s indirect subsidiary AGMH issued $230,000,000 6.25% Notes due November 1, 2102. The AGMH 2102 Notes will mature on November 1, 2102, and bear interest from November 26, 2002, at the rate of 6.25% per annum, payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2003. As of February 25, 2020, $230,000,000 aggregate principal amount of the AGMH 2102 Notes was outstanding.
Optional Redemption of the AGMH 2102 Notes
AGMH may, at its option, redeem the AGMH 2102 Notes without premium or penalty, as a whole, or from time to time in part, on any date on or after November 26, 2007 and prior to maturity, upon mailing a notice of such redemption not less than 20 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes at their last registered addresses, at 100% of the principal amount thereof.

Redemption for Tax Reasons
If, on or after November 26, 2002, a change in the U.S. tax laws results in a substantial likelihood that the IRS would take the position that AGMH will not be able to deduct the full amount of interest accrued on the AGMH 2102 Notes for U.S. federal income tax purposes, AGMH may, at its option, redeem the AGMH 2012 Notes in whole but not in part, at any time, without premium or penalty at a redemption price of 100% of their principal amount, plus accrued and unpaid interest up to but not including the redemption date, upon a mailing of a notice of such redemption not less than 20 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes at their last registered addresses.
A change in the U.S. tax laws includes any actual or proposed change in or amendment to the laws of the U.S. or regulations or rulings promulgated under those laws; any change in the way those laws, rulings or regulations are interpreted, applied or enforced; any action taken by a taxing authority; any court decision, whether or not in a proceeding involving the Issuer; or any technical advice memorandum, letter ruling or administrative pronouncement issued by the U.S. Internal Revenue Service.
Option to Accelerate Maturity Date
If interest on the AGMH 2102 Notes is not, or within 90 days of an opinion of counsel will not be, deductible in whole or in part by AGMH for U.S. federal income tax purposes, AGMH will have the right to accelerate the stated maturity of the AGMH 2102 Notes to the minimum extent required so that interest on the AGMH 2102 Notes will be deductible for U.S. federal income tax purposes. In no event may the resulting maturity of the AGMH 2102 Notes be less than 15 years from the date of the original issuance, however.

AGMH may only accelerate the stated maturity if AGMH has received an opinion of nationally recognized independent counsel experienced in such matters to the effect that after the acceleration, interest paid on the AGMH 2102 Notes will be deductible for U.S. federal income tax purposes and the holders of AGMH 2102 Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the acceleration.
The AGMH 2103 Notes
On July 31, 2003, the Company’s subsidiary AGMH issued $100,000,000 5.60% Notes due July 15, 2103. The AGMH 2103 Notes bear interest at the rate of 5.60% per annum, payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2003. As of February 25, 2020, $100,000,000 aggregate principal amount of the AGMH 2103 Notes was outstanding.
Optional Redemption of the AGMH 2103 Notes
AGMH may, at its option, redeem the AGMH 2103 Notes without premium or penalty, as a whole, or from time to time in part, on any date on or after July 31, 2008 and prior to maturity, upon mailing a notice of such redemption not less than 20 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes at their last registered addresses, at 100% of the principal amount thereof.
Redemption for Tax Reasons
If on or after July 31, 2003 a change in the U.S. tax laws results in a substantial possibility that the IRS would take the position that AGMH will not be able to deduct the full amount of interest accrued on the AGMH 2103 Notes for U.S. federal income tax purposes, AGMH may, at its option, redeem the AGMH 2103 Notes in whole but not in part, at any time, without premium or penalty at a redemption price of 100% of their principal amount, plus accrued and unpaid interest up to but not including the redemption date, upon a mailing of a notice of such redemption not less than 20 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes at their last registered addresses.
A change in the U.S. tax laws includes any actual or proposed change in or amendment to the laws of the U.S. or regulations or rulings promulgated under those laws; any change in the way those laws, rulings or regulations are interpreted, applied or enforced; any action taken by a taxing authority; any court decision, whether or not in a proceeding involving the Issuer; or any technical advice memorandum, letter ruling or administrative pronouncement issued by the U.S. Internal Revenue Service.
Option to Accelerate Maturity Dates
If interest on the AGMH 2103 Notes is not, or within 90 days of an opinion of counsel will not be, deductible in whole or in part by AGMH for U.S. federal income tax purposes, AGMH will have the right to accelerate the stated maturity of the AGMH 2103 Notes to the minimum extent required so that interest on the AGMH 2103 Notes will be deductible for U.S. federal income tax purposes. In no event may the resulting maturity of the AGMH 2103 Notes be less than 15 years from the date of the original issuance, however.
AGMH may only accelerate the stated maturity if AGMH has received an opinion of nationally recognized independent counsel experienced in such matters to the effect that after the acceleration, interest paid on the AGMH 2103 Notes will be deductible for U.S. federal income tax purposes and the holders of AGMH 2103 Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the acceleration.

Ranking
The AGMH Debt Securities rank equally and ratably with all other unsecured and unsubordinated obligations of AGMH. AGMH is a non-operating holding company and most of its assets are owned by its subsidiaries. As a result, AGMH relies primarily on dividends or other payments from AGMH’s subsidiaries to pay principal and interest on AGMH’s outstanding debt obligations. Accordingly, the AGMH Debt Securities will be effectively subordinated to all existing and future liabilities, including debt obligations, of AGMH’s subsidiaries. Furthermore, the payment of dividends or other amounts by Assured Guaranty Municipal Corp. (“AGM”), AGMH’s insurance company subsidiary, is limited under the applicable insurance laws and regulations of the State of New York.
AGMH may issue debt securities in one or more separate series. The AGMH Indenture does not limit the total amount of debt securities that AGMH may issue under it, and AGMH may issue debt securities under the AGMH Indenture up to the aggregate principal amount authorized by its board of directors from time to time.
Covenants of AGMH
AGMH's principal covenants under the AGMH indenture relates to limitations on liens, restrictions on stock dispositions and maintenance of corporate existence. The following summarizes these covenants.
Limitations on Liens. Under the AGMH Indenture, so long as the AGMH Debt Securities are outstanding, neither AGMH nor any of its subsidiaries will be allowed to, directly or indirectly, create, issue, incur or guarantee any indebtedness for borrowed money which is secured by any mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future capital stock of any Restricted Subsidiary, or any company, other than AGMH, having direct or indirect control of any Restricted Subsidiary. However, AGMH may take these actions if the senior debt securities then outstanding and, if AGMH so elects, any of its other indebtedness ranking at least equally with the senior debt securities are secured equally and ratably with, or prior to, that other secured debt so long as it is outstanding. (AGMH Indenture Section 3.06)
"Restricted Subsidiary", as defined in the AGMH Indenture, means AGM or any successor to all or substantially all of its business, provided that the successor is a subsidiary of AGMH. A "subsidiary" is a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by AGMH and/or one or more of its subsidiaries.
Limitations on Disposition of Stock of Restricted Subsidiaries. Under the AGMH Indenture, so long as the AGMH Debt Securities are outstanding, AGMH will not, and will not permit any subsidiary to, sell, transfer or otherwise dispose of any shares of capital stock of any Restricted Subsidiary except for:

•	a sale, transfer or other disposition of any capital stock of any Restricted Subsidiary to a wholly owned subsidiary of AGMH or that subsidiary;

•	a sale, transfer or other disposition of the entire capital stock of any Restricted Subsidiary for at least fair value; or

•
a sale, transfer or other disposition of the capital stock of any Restricted Subsidiary for at least fair value if, after giving effect to it, AGMH and its subsidiaries would own more than 80% of the issued and outstanding voting stock of that Restricted Subsidiary. (AGMH Indenture Section 3.07)

For the purposes of this limitation, AGMH’s board of directors acting in good faith will determine what constitutes fair value.

Limitations on Consolidation, Merger, Sale or Conveyance. Under the AGMH Indentures, so long as the AGMH Debt Securities are outstanding, AGMH will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, unless:

•	the successor or purchaser is a corporation organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia;

•
the corporation formed by the consolidation or into which AGMH has been merged, or which acquired that property, expressly assumes the due and punctual payment of the principal of, and interest and premium, if any, on, all the AGMH Debt Securities under the Indenture, as well as the due and punctual performance and observance of all of AGMH’s covenants and conditions under the indenture; and

•
immediately after giving effect to that transaction, no event of default under the Indenture, and no event which, after notice or lapse of time or both, would become an event of default under the Indenture, has occurred and is continuing. (AGMH Indenture Section 9.01)

Events of Default
Each of the following events are defined in the AGMH Indenture as an “event of default” (whatever the reason for such event of default and whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body):
(a) default continued for 30 days in payment of any installment of interest on any of the debt securities of that series when due and payable; or
(b) default in payment of all or any part of the principal on any of the debt securities of that series when due and payable either at maturity, upon any redemption, by declaration or otherwise; or
(c) default in the payment of any sinking fund installment as and when the same becomes due and payable by the terms of the debt securities of that series; or
(d) default in the performance, or breach, of any of AGMH’s covenants or warranties in respect of the debt securities of that series and continuance of that default or breach for a period of 60 days after written notice as provided in the AGMH Indenture; or
(e) AGMH’s failure to make any payment at maturity, including any applicable grace period, in respect of indebtedness in an amount in excess of $10,000,000, and that failure continues for a period of 10 days after written notice as provided in the Indenture; or
(f) AGMH’s default with respect to any indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $10,000,000, without that indebtedness having been discharged or that acceleration having been cured, waived, rescinded or annulled for a period of 10 days after written notice as provided in the Indenture; or
(g) the voluntary or involuntary bankruptcy, insolvency or reorganization under any applicable law of AGMH or any Restricted Subsidiary; or

(h) any other event of default provided in the supplemental indenture or resolution of AGMH’s board of directors under which that series of debt securities is issued or in the form of debt security for that series. (AGMH Indenture Section 5.01)
The AGMH indenture requires AGMH to file with the trustee annually a written statement as to any defaults in the performance or fulfillment of any of its covenants, agreements or conditions contained in the AGMH Indenture. (AGMH Indenture Section 3.05) The AGMH Indenture provides that if the trustee considers it in the interests of the holders of the debt securities of any series, the trustee may withhold notice to the holders of debt securities of that series of any default other than a default in the payment of principal of or interest on the debt securities of that series. (Section 5.11)
Either the trustee or a specified percentage of the holders of the debt securities may accelerate the maturity of the unpaid principal amount of and accrued interest on some or all of the debt securities, depending on the type of event of default which has occurred and is continuing. The table below shows the percentage of holders required and the amount of securities which can be accelerated, for each type of event of default set forth above:

Type of event of default specified above	Percentage of holders required	Principal and accrued interest which may be accelerated
(a), (b) and (c)	Not less than 25% in principal amount of the debt securities of the affected series then outstanding	All debt securities of that series then outstanding
(d), with respect to less than all series, and (h), unless otherwise specified in the applicable supplemental indenture	Not less than 25% in principal amount of the debt securities of all affected series then outstanding, voting as a single class	All debt securities of the affected series then outstanding
(d), with respect to all series, (e), (f) or (g)	Not less than 25% in principal amount of all debt securities outstanding under the indenture, treated as one class	All debt securities then outstanding

If debt securities of any series are original issue discount debt securities, then only the amount of the principal of those debt securities then outstanding as may be specified in the terms of that series and any accrued interest on that specified principal amount may be accelerated.
A specified percentage of holders of debt securities may waive all defaults and annul and rescind a declaration of maturity of some or all of the debt securities if all payments other than the accelerated amounts have been made and all events of default have been cured, waived or otherwise remedied as provided in the applicable indenture. Any such waiver, annulment and rescission must occur before a judgment or decree for amounts due has been obtained or entered. The table below shows the percentage of holders required for each type of event of default set forth above, and the debt securities:

Type of event of default specified above	Percentage of holders required	Debt Securities Subject to Waiver, Annulment and Recission
(a), (b) and (c)	Holders of a majority in aggregate principal amount of the debt securities of the affected series, voting as a separate class, then outstanding	All debt securities of that series then outstanding
(d), with respect to less than all series, and (h), unless otherwise specified in the applicable supplemental indenture	Holders of a majority in aggregate principal amount of all affected debt securities then outstanding, voting as a single class	All debt securities of the affected series then outstanding
(d), with respect to all series, (e), (f) or (g)	Holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, voting as a single class	All debt securities then outstanding

It is not necessary that payments of principal due as a result of acceleration be paid or that the event of default caused by non-payment of the principal due as a result of acceleration be cured, waived or otherwise remedied in order for the applicable holders to rescind and annul a declaration of acceleration of the maturity of the debt securities of any series as provided above.
Depending on the nature of the default, either the holders of a majority in principal amount of the outstanding debt securities of all series under the applicable indenture, voting as a single class, or the holders of a majority in principal amount of the outstanding debt securities of the affected series, may waive an event of default and its consequences before declaring the acceleration of maturity of the debt securities of any series. However, the consent of each security holder affected is required in order to waive a default in the payment of the principal of or interest on any debt securities or any covenant or provision of the indenture which specifically requires the consent of the holder of each debt security affected.
Except for the trustee's duty during an event of default to act with the required standard of care, the trustee is under no obligation to exercise any of the trusts or powers vested in it by that indenture at the request, order or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. (AGMH Indenture Sections 6.01 and 6.02) Subject to these provisions for indemnification, the holders of a majority in principal amount of the debt securities of each series affected, voting as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (AGMH Indenture Section 5.09)
No holder of debt securities of any series will have any right by virtue of either indenture to institute any legal action or proceeding with respect to that indenture, unless

•	that holder has previously given to the trustee written notice of a continuing default,

•
the holders of not less than 25% in principal amount of the debt securities of that series then outstanding have made written request on the trustee to institute such action or proceeding and have offered to the trustee any reasonable indemnity that the trustee may require relating to their request,

•	the trustee fails to institute the requested proceeding within 60 days and

•
no direction inconsistent with such written request has been given to the trustee by the holders of a majority in principal amount of the debt securities of such series then outstanding. (AGMH Indenture Section 5.06)

These limitations do not apply to a suit for enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (AGMH Indenture Section 5.07)

Defeasance and Covenant Defeasance
The AGMH Indentures contain a provision that permits AGMH to elect, subject to certain conditions:

•	to be discharged from its obligations with respect to the debt securities of that series, subject to limited exceptions ("defeasance") and/or

•
to be released from its obligations with respect to that series of debt securities under the covenant in the AGMH indenture relating to limitations on disposition of stock of Restricted Subsidiaries and, in the case of the senior indenture, also the covenant relating to limitations on liens ("covenant defeasance").

To make either of these elections, AGMH must irrevocably deposit with the trustee as trust funds monies, United States Government Obligations or a combination of the two sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and interest on the outstanding debt securities of that series on the maturity of that principal or interest. (AGMH Indenture Sections 13.01 through 13.04)
The AGMH Indenture provides that, to effect defeasance or covenant defeasance, AGMH must deliver to the trustee an opinion of counsel stating that defeasance or covenant defeasance, as applicable, will not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. The opinion must also state that holders will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. In addition, in the case of defeasance, that opinion of counsel must state that a private letter ruling or a general revenue ruling to the same effect has been issued by the United States Internal Revenue Service or state that since the date of the applicable indenture there has been a change in the applicable Federal income tax law or the interpretation of the applicable Federal income tax law to the same effect. (AGMH Section 13.04)
Modification and Waiver
The AGMH Indenture provides that AGMH and the trustee may enter into supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the AGMH Indenture or of modifying in any manner the rights of the holders of the debt securities of that series. The consent of the holders of not less than a majority in principal amount of the debt securities at the time outstanding of all series affected by the proposed additions or changes is required for any such supplemental indenture, except that the consent of the holder of each debt security is required in order to:

•	extend the final maturity of any debt security,

•	reduce the principal amount of any debt security,

•	reduce the rate or extend the time of payment of interest on any debt security,

•	reduce any amount payable on redemption of any debt security,

•
reduce the amount of the principal of an original issue discount debt security that would be due and payable upon an acceleration of the maturity of that debt security or the amount of that debt security provable in bankruptcy,

•	impair or affect the right of any holder to institute suit for the payment of any debt security, if the debt securities provide for those rights,

•	impair or affect any right of repayment of any debt security at the option of the holder or

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any supplemental indenture. (AGMH Indenture Section 8.02)
In addition, without the consent of the holders of any of the debt securities issued under the AGMH Indenture, AGMH and the trustee may enter into supplemental indentures to, among other things, cure any ambiguity or to correct or supplement any defective or inconsistent provision or to make other provisions in regard to matters or questions arising under the AGMH Indenture or under any supplemental indenture as AGMH may deem necessary or desirable and which do not adversely affect the interests of the holders of the debt securities.
The holders of at least a majority in principal amount of the debt securities of all series outstanding under the AGMH Indenture voting as a class may waive compliance by AGMH with the covenants contained in the AGMH Indenture relating to limitations on liens, limitations on dispositions of stock of Restricted Subsidiaries and corporate existence. (AGMH Indenture Section 3.09)
AGL Guarantee
As set forth in the Supplemental Indenture, AGL unconditionally guarantees to each holder of the AGMH Debt Securities (i) the due and punctual payment of the principal of, any interest on, the AGMH Debt Securities, when and as the same shall become due and payable, (ii) the due and punctual payment of interest on overdue principal of and interest on each such AGMH Debt Security, if any, to the extent lawful, and (iii) the full and punctual performance within applicable grace periods of all other obligations of AGMH under the AGMH Indenture and the AGMH Debt Securities in accordance with the terms thereof.
The Trustee
U.S. Bank National Association, as successor to Wachovia Bank, National Association, as successor by merger to First Union National Bank, is the trustee under the AGMH Indenture. The trustee and its affiliates may also perform commercial banking services for the Company and its affiliates for which they would receive customary fees.
New York Law to Govern
The AGMH Indenture, the AGMH Debt Securities and the AGL guarantee are governed by, and construed in accordance with, the laws of the state of New York.